Exhibit 99

Sypris Reports First Quarter Results

Revenue, Margins and Earnings Post Solid Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 6, 2014--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its first quarter ended March 30, 2014.

HIGHLIGHTS

  Revenue for the Company was $84.2 million, an increase of 7% from $78.4 million for the first quarter of 2013 and up 14% sequentially from the fourth quarter of last year.
  Gross profit increased 31% to $10.6 million, up from $8.1 million for the first quarter of 2013 and up 66% sequentially from the fourth quarter of 2013.
  Gross margin expanded 220 basis points to 12.5%, up from 10.3% for the first quarter of 2013 and up 390 basis points sequentially from the fourth quarter of last year.
  Earnings improved to $0.08 per diluted share, compared to a loss of $0.34 per share for the prior year period.
  Revenue, gross profit and gross margin for the Industrial Group increased 7%, 38% and 330 basis points, respectively, from the first quarter of 2013.
  Subsequent to quarter end, the Company and its teaming partner, NEC Asia Pacific, announced the award of a contract to develop a Cyber Security Laboratory for the Singapore Government.

The Company reported revenue of $84.2 million for the first quarter compared to $78.4 million for the first quarter of 2013. Additionally, the Company reported net income of $1.7 million, or $0.08 per diluted share, as compared to a net loss of $6.5 million, or $0.34 per share, for the prior year comparable period. The results for the first quarter of 2013 included a $6.9 million, non-cash impairment of goodwill.

“Our Industrial Group responded well to the rebound in demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “Revenue for this segment increased 7% year-over-year and 19% sequentially reflecting improved market conditions. Our team’s operational performance and a favorable product mix resulted in quarterly gross margin at nearly 15% of revenue.”

“Our Aerospace and Defense business continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. We were pleased to announce the contract award for the Sypris Cyber Range in connection with the development of a Cyber Security Laboratory with our partner NEC Asia Pacific for the Singapore Government. Although this award did not generate revenue in the quarter, it represents a significant step toward our diversification objectives,” Mr. Gill continued.

The Industrial Group

Revenue for our Industrial Group was $75.8 million in the first quarter, an increase of $4.7 million, or 7%, from $71.1 million for the comparable prior year quarter, driven primarily by increased customer demand. Gross profit for the quarter increased 38% to $11.2 million, or 14.7% of revenue, compared to $8.1 million, or 11.4% of revenue for the first quarter of 2013.

The Electronics Group

Revenue for our Electronics Group expanded 16% to $8.4 million in the first quarter, an increase of $1.1 million from $7.3 million in the comparable prior year quarter, primarily due to higher electronic manufacturing and engineering services revenue. Gross profit for the quarter was a loss of $0.6 million as compared to breakeven for the same period in 2013, primarily reflecting a change in mix of electronics manufacturing services due to the loss of certain high margin space programs in 2013.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution within both of our businesses. Within our Industrial Group, we will strive to improve efficiencies, reduce production cycle time and increase capacity while meeting rising customer demand as the commercial vehicle market upturn continues in 2014. Our Electronics Group will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include the following: reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of potentially adverse outcomes in ongoing contract renewal disputes and negotiations with Dana Holding Corporation and Meritor Inc.; declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; volatility of our customers’ forecasts, production levels, financial conditions, market shares, product requirements or scheduling demands; cost and availability of raw materials such as steel, component parts, natural gas or utilities; the costs of compliance with our auditing, regulatory or contractual obligations; potential impairments, non-recoverability or write-offs of assets or deferred costs; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2014	2013
	(Unaudited)
Revenue	$84,244	$78,411

Net income (loss)

Income (loss) per common share:
Basic	$0.08	$(0.34)
Diluted	$0.08	$(0.34)
Weighted average shares outstanding:
Basic	19,417	19,151
Diluted	19,446	19,151

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	March 30,	March 31,
	2014	2013
	(Unaudited)
Net revenue:
Industrial Group	$75,839	$71,149
Electronics Group	8,405	7,262

Total net revenue	84,244	78,411

Cost of sales:
Industrial Group	64,685	63,039
Electronics Group	8,995	7,296

Total cost of sales	73,680	70,335

Gross profit (loss):
Industrial Group	11,154	8,110
Electronics Group	(590)	(34)

Total gross profit	10,564	8,076

Selling, general and administrative	7,992	7,158
Research and development	151	877
Amortization of intangible assets	-	22
Impairment of goodwill	-	6,900

Operating income (loss)	2,421	(6,881)

Interest expense, net	132	146
Other income, net	(528)	(1,195)

Income (loss) before taxes	2,817	(5,832)

Income tax expense, net	1,165	627

Net income (loss)	$1,652	$(6,459)

Income (loss) per common share:
Basic	$0.08	$(0.34)
Diluted	$0.08	$(0.34)

Dividends declared per common share	$0.02	$0.02

Weighted average shares outstanding:
Basic	19,417	19,151
Diluted	19,446	19,151

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	March 30,	December 31,
	2014	2013
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$19,065	$18,674
Accounts receivable, net	58,468	38,533
Inventory, net	36,565	34,422
Other current assets	3,747	5,403

Total current assets	117,845	97,032

Property, plant and equipment, net	42,426	44,683
Other assets	4,542	4,568

Total assets	$164,813	$146,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$54,582	$36,684
Accrued liabilities	24,226	23,806

Total current liabilities	78,808	60,490

Long-term debt	23,000	24,000
Other liabilities	5,212	5,541

Total liabilities	107,020	90,031

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,405,503 shares issued and 20,282,349 outstanding in 2014 and 20,448,007 shares issued and 20,399,649 outstanding in 2013	204	204
Additional paid-in capital	150,827	150,569
Retained deficit	(75,529)	(76,786)
Accumulated other comprehensive loss	(17,708)	(17,734)
Treasury stock, 123,154 and 48,358 shares in 2014 and 2013, respectively	(1)	(1)

Total stockholders’ equity	57,793	56,252

Total liabilities and stockholders’ equity	$164,813	$146,283

Note: The balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	March 30,	March 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,652	$(6,459)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,714	3,073
Stock-based compensation expense	405	388
Deferred revenue recognized	(2,164)	(2,000)
Deferred loan costs recognized	19	19
Gain on the sale of assets	(4)	(1,665)
Provision for excess and obsolete inventory	103	280
Goodwill impairment	-	6,900
Other noncash items	117	812
Contributions to pension plans	(199)	(11)
Changes in operating assets and liabilities:
Accounts receivable	(19,953)	(14,344)
Inventory	(2,247)	(2,799)
Prepaid expenses and other assets	1,662	202
Accounts payable	17,925	17,545
Accrued and other liabilities	2,469	(1,362)

Net cash provided by operating activities	2,499	579

Cash flows from investing activities:
Capital expenditures	(559)	(945)
Proceeds from sale of assets	8	2,141

Net cash (used in) provided by investing activities	(551)	1,196

Cash flows from financing activities:
Net change in debt under Credit Facility	(1,000)	(1,500)
Common stock repurchases	(116)	-
Indirect repurchase of shares for minimum statutory tax withholdings	(33)	(451)
Cash dividends paid	(408)	-

Net cash used in financing activities	(1,557)	(1,951)

Net increase (decrease) in cash and cash equivalents	391	(176)

Cash and cash equivalents at beginning of period	18,674	18,664

Cash and cash equivalents at end of period	$19,065	$18,488

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Vice President & Treasurer